8x8, Inc.

Common Stock Purchase Agreement

January 24, 2000

TABLE OF CONTENTS

Page

1. Purchase and Sale of Stock *

1.1 Sale and Issuance of Common Stock *

1.2 Closings and Deliveries *

2. Representations and Warranties of the Company *

2.1 Organization and Standing *

2.2 Corporate Power; Authorization *

2.3 Issuance and Delivery of the Shares *

2.4 SEC Documents; Financial Statements *

2.5 Government Consents *

2.6 No Material Adverse Change *

2.7 Authorized Capital Stock *

2.8 No Dividends *

2.9 Litigation and Compliance with Laws *

2.10 Intellectual Property *

2.11 Taxes *

2.12 Title to Property and Assets *

2.13 Material Contracts *

3. Representations, Warranties and Covenants of the Investor *

3.1 Authorization *

3.2 Independent Investment Decision *

3.3 Investment Intent *

3.4 Registration or Exemption Requirements *

3.5 Legends *

4. Conditions of Investor's Obligations at Closing *

4.1 Representations and Warranties *

4.2 Covenants *

4.3 Qualifications *

4.4 Execution of Investor Rights Agreement *

4.5 License Agreement and Development Agreement *

4.6 Board of Directors *

4.7 Closing Deliveries *

5. Conditions of the Company's Obligations at Closing *

5.1 Representations and Warranties *

5.2 Covenants *

5.3 Qualifications *

6. Covenants of the Investor and of the Company *

6.1 HSR Clearance *

6.2 Conduct of Business of the Company *

6.3 Use of Proceeds *

7. Right of First Refusal *

7.1 Company's Right of First Refusal *

7.2 Notice of Proposed Transfer *

7.3 Exercise of Right of First Refusal *

7.4 Purchase Price *

7.5 Payment *

7.6 Right to Transfer *

8. Restrictions on Transfer *

9. Standstill Agreement *

10. Lock-up Agreement *

11. Termination *

11.1 Mutual Consent *

11.2 Investor Termination *

11.3 Company Termination *

11.4 Termination Due to Governmental Action *

12. Indemnification *

12.1 Survival of Representations and Warranties *

12.2 Indemnification by the Company *

12.3 Termination of Indemnification *

13. Miscellaneous *

13.1 Transaction Expenses *

13.2 Successors and Assigns; No Third-Party Beneficiary Status *

13.3 Governing Law *

13.4 Counterparts *

13.5 Titles and Subtitles *

13.6 Notices *

13.7 Finder's Fee *

13.8 Amendments and Waivers *

13.9 Severability *

13.10 Construction *

13.11 Entire Agreement *

13.12 Press Releases *

8x8, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the "Agreement") is made as of January 24, 2000, by and between 8x8, Inc. a Delaware corporation (the "Company"), and STMicroelectronics NV, a company organized under the laws of the Netherlands, having an office at ICC Bloc A, Route Pre-bois, 1215 Geneve, Switzerland (the "Investor").

RECITALS

A. The Investor wishes to purchase from the Company 3,700,000 shares of the common stock of the Company, par value $0.001 per share (the "Common Stock"), and the Company wishes to issue and sell such Common Stock to the Investor, on the terms set forth in this Agreement at the Closing (as defined herein).

B. Effective as of the Closing, the Investor and the Company shall execute an Investor Rights Agreement ("Rights Agreement"), substantially in the forms attached hereto as Exhibit A, to promote their mutual interests by providing for certain rights and imposing certain restrictions on the rights, privileges and preferences of the Investor as a holder of the capital stock of the Company.

C. STMicroelectronics, Inc. and the Company have executed a license agreement (the "License Agreement") and a development agreement (the "Development Agreement"), respectively, which shall become effective upon the Closing, to promote this mutual interest by providing for the licensing and co-development of certain technology by the Investor and the Company. The Agreement, the Rights Agreement, and the License Agreement and Development Agreement are collectively hereafter referred to as the "Transactional Agreements."

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants herein, each of the Investors and the Company, intending to be legally bound, agree as follows:

    Purchase and Sale of Stock

      Sale and Issuance of Common Stock

      Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as defined herein) and the Company agrees to sell, issue and deliver to the Investor at the Closing, 3,700,000 shares of the Company's Common Stock (the "Shares") at a purchase price of $7.50 per share, or the aggregate purchase price of $27,750,000 (the "Aggregate Purchase Price").

      Closings and Deliveries

        The Closing. The purchase and sale of the Shares shall take place at a closing (the "Closing") at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, at 10:00 a.m., on the third business day following (i) the expiration or early termination of the applicable waiting period under the Hart- Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), or other receipt of clearance under the HSR Act and (ii) satisfaction or waiver of all other conditions to the obligations of the parties set forth in Articles 4 and 5, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (the date of the Closing being the "Closing Date").

        Deliveries. At the Closing, the Company shall deliver to the Investor (i) a certificate representing the Common Stock that the Investor is purchasing against payment of the purchase price therefor by wire transfer, as directed by the Company and (ii) any other documents and agreements required hereunder to be delivered by the Company. In the event that payment by the Investor is made, in whole or in part, by cancellation of indebtedness, then such Investor shall surrender to the Company for cancellation at the Closing any evidence of such indebtedness or shall execute an instrument of cancellation in form and substance acceptable to the Company.

    Representations and Warranties of the Company

    The Company hereby represents and warrants to the Investor as follows, except as set forth in written disclosure to the Investor which specifically identifies the relevant subsection hereof:

      Organization and Standing

      The Company is a corporation duly organized and validly existing under, and by virtue of, the laws of the State of Delaware and is in good standing as a domestic corporation under the laws of said state. The Company has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which the nature of its business or the location of its properties requires such qualification and in which the failure to so qualify would have a material adverse effect on its business or properties. The Company has provided Investor with correct and complete copies of its Certificate of Incorporation and Bylaws, each as in effect on the date hereof and as will be in effect on the Closing Date. The Company is not in violation or default of any provisions of its Certificate of Incorporation or Bylaws. Except as set forth in written disclosure to the Investor, the Company does not own, of record or beneficially, any direct or indirect equity or other interest, or any right (contingent or otherwise) to acquire the same, in any corporation, partnership, joint venture, association or other entity and the Company is not a member of (nor is any part of the Company's business conducted through) any partnership, nor is the Company a participant in any joint venture or similar arrangement.

      Corporate Power; Authorization

      The Company has all requisite legal and corporate power to execute and deliver this Agreement and the other Transactional Agreements, to sell and issue the Shares and to carry out and perform all of its obligations under this Agreement and the other Transactional Agreements. The execution and delivery by the Company of this Agreement and the other Transactional Agreements and the performance by the Company of its obligations hereunder and thereunder, including, without limitation, the issuance and delivery of the Shares, have been duly authorized by all requisite action on the part of the Company and its directors, officers and stockholders. The Board of Directors of the Company has approved the transactions contemplated by this Agreement. No approval of stockholders of the Company is required in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation of the transactions contemplated hereby or thereby. This Agreement has been, and the other Transactional Agreements will be, duly executed and delivered by the Company. This Agreement constitutes, and upon their execution and delivery the other Transactional Agreements will constitute, legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally and (ii) as limited by equitable principles generally. The execution and delivery of this Agreement and the other Transactional Agreements do not, and the performance of this Agreement and the other Transactional Agreements and the compliance with the provisions hereof and thereof and the issuance, sale and delivery of the Shares by the Company will not, (i) conflict with, or result in a breach or violation of the terms, conditions or provisions of, or constitute a default under (with or without the passage of time or giving of notice), or result in the creation or imposition of any material lien pursuant to the terms of, the Certificate of Incorporation or Bylaws of the Company or to the Company's knowledge, any statute, law, rule or regulation or any state or federal order, judgment or decree or (ii) materially conflict with, or result in a material breach or violation of the terms, conditions or provisions of, or constitute a material default under (with or without the passage of time or giving of notice), or result in the creation or imposition of any material lien pursuant to the terms of, any indenture, mortgage, lease or other material agreement or instrument to which the Company or any of its properties is subject.

      Issuance and Delivery of the Shares

      The Shares, when issued and paid for in accordance with the provisions of this Agreement, will be validly issued and outstanding, fully paid and nonassessable. The issuance and delivery of the Shares is not subject to preemptive or any other similar rights of the stockholders of the Company or any liens or encumbrances. Assuming the accuracy of the representations of the Investor in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Shares shall be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws or in this Agreement or the Rights Agreement. Neither the offer nor the issuance or sale of the Shares constitutes or will constitute an event under any capital stock or convertible security or any anti-dilution or similar provision of any agreement or instrument to which the Company is a party or by which it is bound or affected, which shall either increase the number of shares of capital stock issuable upon conversion of any securities or upon exercise of any warrant or right to subscribe to or purchase any stock or similar security, or decrease the consideration per share of capital stock to be received by the Company upon such conversion or exercise.

      SEC Documents; Financial Statements

      The Company has delivered to the Investor its Annual Report on Form 10-K for the year ended March 31, 1999 (the "10-K"), and its Quarterly Reports on Form 10-Q for the periods ended June 30, 1999 and September 30, 1999 (the "10-Qs"). The Company has filed in a timely manner all documents that the Company was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998. As of their respective filing dates, all documents filed by the Company with the Securities and Exchange Commission (the "SEC" or the "Commission") since March 31, 1999 (the "SEC Documents") complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, amended (the "Securities Act"), as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents (the "Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the consolidated financial position of the Company and any subsidiaries at the dates thereof and the consolidated results of their operations and consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring adjustments, the absence of footnote disclosure and the condensed presentation of such statements).

      Government Consents

      To the Company's knowledge, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the other Transactional Agreements except for (a) clearance under the HSR Act, (b) such filings as have been made prior to the Closing or such post-closing filings as may be required under applicable state securities laws, which will be timely filed within the applicable periods therefor, and (c) the filing of the Nasdaq National Market Notification Form with the Nasdaq National Market.

      No Material Adverse Change

      Except as otherwise disclosed herein or in filings with the SEC prior to the date of this Agreement or as set forth in written disclosure to the Investor since March 31, 1999, there have not been any changes in the assets, liabilities, financial condition, business prospects or operations of the Company which, in the aggregate are materially adverse to the Company taken as a whole.

      Authorized Capital Stock

      The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"). As of January 20, 2000, 18,687,179 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares of Preferred Stock were outstanding. Except as set forth in written disclosure to the Investor, and except for the grant of options to purchase a total of 4,200,612 shares of Common Stock, as of January 20, 2000, there are no outstanding options, warrants or other securities exercisable for, or convertible into, or commitments to issue securities exercisable for or convertible into, capital stock of the Company, or other commitments to issue any capital stock of the Company. None of the issued and outstanding shares of capital stock of the Company was issued in violation of any preemptive rights. There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of shares of Common Stock. Since January 20, 2000, the Company has not issued or agreed to issue, or granted options to purchase, more than 40,000 shares of Common Stock in the aggregate.

      No Dividends

      The Company has not declared or paid any dividends, or authorized or made any distribution or established any record date for the issuance of any dividend or other distribution upon or with respect to any class or series of its capital stock.

      Litigation and Compliance with Laws

      There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company, or any property or asset of the Company, before any court, arbitrator or governmental entity, domestic or foreign. Neither the Company nor any property or asset of the Company is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any governmental entity or any order, writ, judgment, injunction, decree, determination or award of any governmental entity or arbitrator. The Company is conducting, and has conducted, its business in compliance in all material respects with all applicable laws and regulations.

      Intellectual Property

      Except as disclosed in written disclosure to the Investor, to the knowledge, of the Company, the Company owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of the Company as currently conducted and as proposed to be conducted, and the Company has no knowledge of any assertion or claim challenging the validity of any of the foregoing. To the knowledge of the Company the conduct of the business of the Company as currently conducted does not infringe upon any valid intellectual property rights of other persons. To the knowledge of the Company, no other persons are materially infringing upon any material proprietary rights owned by or licensed by or to the Company.

      Taxes

      The Company has timely filed or will timely file all returns and reports required to be filed by them with any taxing authority with respect to taxes. All taxes shown to be payable on such returns or reports have been paid or will be paid.

      Title to Property and Assets

      The Company has good and marketable title to its property and assets, free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company's ownership or use of such property or assets. With respect to the property and assets that it leases, the Company is in compliance with such leases and, to the knowledge of the Company, holds a valid leasehold interest free of any liens, claims or encumbrances.

      Material Contracts

    The Company is not in material default under any material contract or agreement, nor has the Company received notice that any third party does not intend to renew any material contract it currently has with the Company, or that any third party intends to terminate any material contract currently in place with the Company. To the knowledge of the Company, no other party to any material contract is in material default thereunder.

    Representations, Warranties and Covenants of the Investor

    The Investor hereby represents and warrants to the Company and agrees in favor of the Company, as follows:

      Authorization

      The Investor represents and warrants to the Company that: (i) the Investor has been duly formed and is validly existing under the laws of the jurisdiction of its formation; (ii) the Investor has all requisite legal and corporate or other power and capacity and has taken all requisite corporate or other action to execute and deliver this Agreement, to purchase the Shares to be purchased by it and to carry out and perform all of its obligations under this Agreement; and (iii) this Agreement constitutes the legal, valid and binding obligation of the Investor, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors' rights generally and (b) as limited by equitable principles generally.

      Independent Investment Decision

      The Investor understands that no United States federal or state agency has passed on, reviewed or made any recommendation or endorsement of the Shares. In making the decision to purchase the Shares in accordance with this Agreement, the Investor has relied solely upon independent investigations made by it and not upon any representations made by the Company other than those made pursuant to this Agreement.

      Investment Intent

      The Investor is purchasing the Shares for its own account, for investment purposes only, and not with a view to a distribution thereof. The Investor further understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of the Investors' investment intent as expressed herein.

      Registration or Exemption Requirements

      The Investor further acknowledges and understands that the Shares have not been registered under the Securities Act and may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available.

      Legends

      To the extent applicable, each certificate or other document evidencing any of the Shares shall be endorsed with the legends set forth in Sections 3.5(a) and (b) below and the Purchaser covenants that, except to the extent such restrictions are waived by the Company, the Purchaser shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate:

        "THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE SALE THEREOF. SUCH SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER THE APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED, OR ASSIGNED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION, WITHOUT AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY, STATING THAT SUCH SALE, TRANSFER, OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SAID ACT. THIS CERTIFICATE MUST BE SURRENDERED TO THE CORPORATION OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE TRANSFER OF ANY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE."

        Any other additional legends required by Delaware law or other applicable state blue sky laws.

    The Company need not register a transfer of any Shares, and may also instruct its transfer agent not to register the transfer of such shares, unless the conditions specified in this Agreement are satisfied.

    Conditions of Investor's Obligations at Closing

    The obligations of the Investor to purchase the Shares is subject to the satisfaction or waiver on or before the Closing of each of the following conditions:

      Representations and Warranties

      The representations and warranties of the Company contained in Section 2 shall be true on and as of the date hereof and shall be true and correct on and as of the Closing Date except as would not be in the aggregate materially adverse to the Company taken as a whole.

      Covenants

      The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

      Qualifications

      All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required as of the Closing in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the date hereof, including expiration or termination of the waiting period under the HSR Act.

      Execution of Investor Rights Agreement

      The Company and the Investor have executed the Investors' Rights Agreement, attached as Exhibit A.

      License Agreement and Development Agreement

      The License Agreement and the Development Agreement shall not have been terminated.

      Board of Directors

      On nominee of the Investor shall have been appointed to the Board of Directors of the Company effective as of the Closing, provided that Investor has proposed a nominee reasonably acceptable to the Company prior to the Closing.

      Closing Deliveries

    The Investor shall have received (i) a certificate of the President of the Company dated the Closing Date certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled, (ii) a certificate of the Secretary of the Company dated the Closing Date attaching correct and complete copies of (A) the Certificate of Incorporation and Bylaws of the Company as in effect as of the Closing, and (B) the resolutions adopted by the Board of Directors of the Company in connection with the transactions contemplated by this Agreement and the other Transactional Agreements and (iii) an opinion dated the Closing Date of Wilson Sonsini Goodrich & Rosati in a form reasonably satisfactory to the parties hereto.

    Conditions of the Company's Obligations at Closing

    The obligations of the Company to sell the Shares to the Investor is subject to the satisfaction or waiver on or before the Closing of each of the following conditions:

      Representations and Warranties

      The representations and warranties of the Investor contained in Section 3 shall be true on and as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date.

      Covenants

      The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Investor on or before the Closing Date.

      Qualifications

    All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required as of the Closing Date in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective as of the Closing Date, including termination of the waiting period under the HSR Act.

    Covenants of the Investor and of the Company

      HSR Clearance

      Each of the Company and the Investor hereby covenants to prepare and file, as soon as practicable hereafter, a notification and Report Form for Mergers and Acquisitions as required under the HSR Act, in connection with the purchase and sale of Common Stock under this Agreement. Each party will use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act and any other requisite governmental clearance in connection with the transactions contemplated by this Agreement.

      Conduct of Business of the Company

      During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the Company agrees (except to the extent that the Investor shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. The Company shall promptly notify the Investor of any event or occurrence not in the ordinary course of business of the Company which could have a material adverse effect on the Company. Without limiting the generality of the foregoing and with the exceptions as set forth in written disclosure to the Investor, without the prior written consent of the Investor, the Company will not during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date:

        redeem any of the capital stock of the Company or declare, make or pay any dividends or distributions (whether in cash, securities or other property) to the holders of capital stock of the Company or otherwise;

        merge or consolidate with or acquire an interest of five percent (5%) or more in any person or entity or acquire a substantial portion of the assets or business of any person or entity or any division of line of business thereof, or otherwise acquire any material assets other than in the ordinary course of business consistent with past practice;

        sell, transfer, lease, sublease, license or otherwise dispose of any properties or assets, other than in the ordinary course of business consistent with past practice;

        issue or sell any capital stock, notes, bonds or other securities, or any option, warrant or other right to acquire the same, of, or any other interest in, the Company except in the ordinary course of business;

        incur any indebtedness for borrowed money in excess of $500,000;

        make any change in any method of accounting or accounting practice or policy used by the Company, other than such changes required by U.S. generally accepted accounting principles;

        amend, modify or consent to the termination of any material contract of the Company or the Company's rights thereunder; or

        amend or restate the Certificate of Incorporation or the Bylaws of the Company.

      Use of Proceeds

    The Company shall use a portion of the proceeds of the sale of the Shares to fund its obligations under the Development Agreement.

    Right of First Refusal

      Company's Right of First Refusal

      Before any voting rights or value of the Common Stock may be sold or otherwise transferred by the Investor, the Company shall have a right of first refusal (the "Right of First Refusal") to purchase such shares (the "Offered Securities").

      Notice of Proposed Transfer

      Before any transfer of any Offered Securities, the Investor shall deliver to the Company a written notice (the "Transfer Notice") stating: (i) the Investor's bona fide intention to sell or otherwise transfer such Offered Securities; (ii) the name of each proposed purchaser or other transferee (a "Proposed Transferee"); (iii) the number of Offered Securities to be transferred to each Proposed Transferee; and (iv) the bona fide cash price or other consideration for which the Investor proposes to transfer the Offered Securities (the "Offered Price").

      Exercise of Right of First Refusal

      At any time within 20 days after receipt of the Transfer Notice (the "Offer Period"), the Company may, by giving written notice to the Investor, elect to purchase all, or such lesser amount as desired, of the Offered Securities proposed to be transferred to any one or more of the Proposed Transferees, at the purchase price determined in accordance with subsection 7.4 below. Failure of the Company to give such a notice within such time period will be deemed an election by it not to exercise its option.

      Purchase Price

      The purchase price for the Offered Securities so purchased by the Company shall be the Offered Price, or such other amount agreed to in writing by the Company and the Investor (the "Company Purchase Price").

      Payment

      Payment of the Company Purchase Price shall be made by wire transfer (or such other form of consideration mutually agreed to by the Company and the Investor) within 20 days after such Company Purchase Price is agreed upon between the Company and the Investor.

      Right to Transfer

    If all of the Offered Securities proposed in the Transfer Notice to be transferred are not purchased by the Company, then the Investor may sell or otherwise transfer all Offered Securities originally covered in the Transfer Notice to the Proposed Transferee(s) at the Offered Price or at a higher price, provided that such sale or other transfer is consummated within 50 days after the date of the Transfer Notice and provided further that any such sale or other transfer is effected in accordance with any applicable securities laws and the Investor agrees in writing that the provisions of this Section 7 shall continue to apply to the Offered Securities that are transferred to such Proposed Transferee. If the Offered Securities described in the Transfer Notice are not transferred to the Proposed Transferee(s) within such 50-day period, the Investor will not transfer any Offered Securities unless such securities are first re-offered to the Company in accordance herewith.

    Restrictions on Transfer

    In no event shall the Investor transfer any shares of Common Stock except:

        through a sale pursuant to Rule 144 under the Securities Act, provided that such sale complies with the manner of sale provisions under paragraph (f) of Rule 144 or is of securities representing 5% or less of the Company's outstanding voting stock (on an as converted basis) and is not made to any person or group which has theretofore filed a Schedule 13D reflecting ownership in excess of 5% of the Company's outstanding voting stock (including shares issuable upon conversion of convertible securities) or any person or group that has announced or commenced an unsolicited offer for the Company voting stock or proxy contest with respect to the Company;

        pursuant to a bona fide underwritten public offering registered under the Securities Act;

        pursuant to any private sale exempt from the registration requirements of the Securities Act, provided that such sale would not result in a transferee having beneficial ownership in the Company in excess of 5% of the Company's outstanding voting stock (including shares issuable upon conversion of convertible securities) unless such transferee is a financial institution holding exclusively for investment purposes in which case such five percent (5%) threshold shall be ten percent (10%);

        to a wholly owned subsidiary of Investor (provided such entity agrees to take such securities subject to the restrictions set forth herein);

        pursuant to a merger, exchange offer or tender offer or other change of control transaction;

        as a bona fide pledge to an institutional lender or lenders to secure a loan, credit facility or other indebtedness of Investor, with the Company's prior consent (which shall not be unreasonably withheld or delayed), provided that each such lender agrees to take such securities subject to the restrictions set forth below in Sections 9 and 10; or

        with the Company's prior consent.

    Standstill Agreement

    The Investor agrees not to acquire any voting stock of the Company, through market purchases or otherwise, except that (i) until the first anniversary of the Closing, but not thereafter, Investor may acquire shares of voting stock through market purchases, provided that (a) at no time shall Investor's aggregate ownership of voting stock of the Company exceed 19.9% of the outstanding voting stock of the Company, and (b) the acquisition of such additional shares shall be in compliance with applicable laws, including the HSR Act, (ii) Investor may at any time acquire shares of voting stock pursuant to a stock split, dividend or similar event, (iii) Investor may at any time acquire shares of voting stock pursuant to preemptive rights and (iv) in the event the company authorizes the offer or sale of any shares of Common Stock pursuant to a public offering in which Investor is denied preemptive rights pursuant to the terms of Section 3.2 of the Investor Rights Agreement, Investor may acquire, through market purchases, additional shares of Common Stock until its ownership percentage of the outstanding shares of Common Stock is equal to its ownership percentage prior to such offering.

        the acquisition by any person or entity, or group of persons or entities, of beneficial ownership of voting securities of the Company representing ten percent (10%) or more of the then outstanding voting securities of the Company;

        the announcement or commencement by any person or entity, or group of persons or entities, of a tender or exchange offer to acquire voting securities of the Company which, if successful, would result in such person or entity, or group of persons or entities, owning, when combined with any other voting securities of the Company owned by such person or entity, or group of persons or entities, ten percent (10%) or more of the then outstanding voting securities of the Company; or

        the Company enters into, or otherwise determines to seek to enter into, any merger, sale or other business combination transaction pursuant to which the outstanding shares of Common Stock would be converted into cash or securities of another person or entity, or group of persons or entities, or fifty percent (50%) or more of the then outstanding shares of Common Stock would be owned by persons or entities other than the then current holders of Common Stock, or which would result in a substantial portion of the Company's assets being sold to any person or entity, or group of persons or entities.

    Lock-up Agreement

    The Investor agrees in connection with any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any of its Shares (other than those included in the registration) without the prior written consent of the Company or such underwriter, as the case may be, for such period of time (not to exceed one hundred eighty (180) days) (the "Lockup Period") during the effectiveness of such registration statement relating to such offering, provided that such agreement shall not apply to Shares included in the registration statement. In order to enforce the provisions of this Section 10, the Company may impose stop-transfer instructions with respect to the securities of the Company held by the Investor not included in the registration statement until the end of the Lockup Period.

    Termination

    The parties hereto shall be entitled to terminate this Agreement as follows, provided that no such termination shall limit or terminate any liability of one party to another for any breach hereof:

      Mutual Consent

      The parties hereto may terminate this Agreement by mutual written consent at any time.

      Investor Termination

      Investor may terminate this Agreement by written notice to the Company on or prior to the Closing Date if (A) the Company shall have breached in any material respect any representation, warranty or covenant contained in this Agreement and failed to cure the same within ten (10) days after written notice thereof from the Investor; or (b) the consummation of the transactions contemplated hereby has not occurred within ninety (90) days of the date hereof due to the failure of any condition set forth in Section 4 above to have been satisfied on or before such date.

      Company Termination

      The Company may terminate this Agreement by written notice to the Investor on or prior to the Closing Date if (A) the Investor shall have breached in any material respect any representation, warranty or covenant contained in this Agreement and failed to cure the same within ten (10) days after written notice thereof from the Investor; or (B) the consummation of the transactions contemplated hereby has not occurred within ninety (90) days of the date hereof, due to the failure of any condition set forth in Section 5 above to have been satisfied on or before such date.

      Termination Due to Governmental Action

    Any party may terminate this Agreement by written notice to the other parties hereto on or prior to the Closing Date if any court or other governmental instrumentality of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement.

    Indemnification

      Survival of Representations and Warranties

      The representations, warranties, covenants and agreements of the Company and the Investor contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing, subject to the limitations set forth in Section 12.2 below, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.

      Indemnification by the Company

      Without prejudice to any other rights or remedies that Investor may have, the Company shall indemnify and hold the Investor, its directors, officers, employees and agents (collectively, the "Investor Indemnified Parties") harmless from and against, and agree promptly to defend any such Investor Indemnified Party from and reimburse any such Investor Indemnified Party for, any and all material losses, costs, expenses, damages, diminution in value, taxes, penalties, fines, charges, demands, liabilities, obligations and claims of any kind (including interest, penalties and reasonably attorney's fees, expenses and disbursements) ("Losses") which any Investor Indemnified Party may suffer or incur, or become subject to, arising out of or resulting from, without duplication: (i) any material breach or inaccuracy of any of the representations or warranties made by the Company in this Agreement, or (ii) any material failure of the Company to carry out, perform, satisfy or discharge any of its respective covenants, agreements, undertakings, liabilities or obligations under this Agreement. Any reimbursement for such Losses shall be offset by any recovery by Investor under any federal, state or local securities laws for the same cause of action. Reimbursement under this Section 12.2 shall be limited to $10,000,000.

      Termination of Indemnification

    Rights to make claims for indemnification under Section 12.2(i) above shall terminate one (1) year from the Closing Date. Rights to make claims for indemnification under Section 12.2(ii) shall terminate seven (7) years from the Closing Date.

    Miscellaneous

      Transaction Expenses

        Irrespective of whether the Closing is effected, each party to this Agreement shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement and the Transactional Agreements.

        Each of the Company and the Investor shall pay one-half of the $45,000 filing fee under the HSR Act.

      Successors and Assigns; No Third-Party Beneficiary Status

        Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares).

        Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

      Governing Law

      This Agreement is to be construed in accordance with and governed by the laws of the State of California, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the State of California to the rights and duties of the parties.

      Counterparts

      This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      Titles and Subtitles

      The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

      Notices

      Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile during business hours) to the address or telecopier number for each party set forth on the signature page hereof (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto).

      Finder's Fee

      Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible.

      The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

      Amendments and Waivers

      Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Common Stock issued pursuant to this Agreement that have not subsequently been sold in the public market. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible) each future holder of all such securities and the Company.

      Severability

      If one or more provisions of this Agreement are held to be unenforceable under applicable law, so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

      Construction

      For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

      Entire Agreement

      This Agreement and the Transactional Agreements constitute the entire agreement among the parties with regard to the subject matter hereof and thereof, and supercede any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof and thereof. No party shall be liable or bound to any other party in any manner by any warranties, representations or covenants, except as specifically set forth in this Agreement or the Transactional Agreements.

      Press Releases

The parties shall cooperate as to the timing and contents of any press release or public announcement relating to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, the parties may make any filings with governmental agencies relating to this Agreement or the transactions contemplated hereby, as required by law.

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first above written.

The Company 8x8, Inc.

a Delaware corporation

2445 Mission College Blvd. Santa Clara, CA 95054

Facsimile: (408) 933-0234

By:

Paul Voois

Chairman and CEO

The Investor STMicroelectronics NV

Technoparc du pays de Gex

165 Rue Edouard Branly

B.P. 11201637

St. Genis Pouilly Cedex (France)

Attention: General Counsel

By:

Its: President

8x8, Inc.

Common Stock Purchase Agreement

Index of Exhibits
Exhibit A	Form of Investor's Rights Agreement

EXHIBIT A

FORM OF INVESTOR'S RIGHTS AGREEMENT